Exhibit 4.2

CONSENT OF EXPERT

We are a firm of independent petroleum engineering consultants of Calgary, Alberta having prepared reports (“Reports”) evaluating Suncor Energy Inc.’s reserves as at December 31, 2014, as described in the Annual Report of Suncor Energy Inc. on Form 40-F for the year ended December 31, 2014. We refer to the Registration Statement on Form F-80 of Suncor Energy Inc., dated October 5, 2015 and hereby consent to the reference to our firm under the heading “Experts” in the Offer and Circular that forms a part of the Registration Statement and to the inclusion and incorporation by reference of references to and information derived from the Reports.

Yours truly,

SPROULE ASSOCIATES LIMITED SPROULE UNCONVENTIONAL LIMITED SPROULE INTERNATIONAL LIMITED

By	/s/ Scott Pennell
	Name:	Scott Pennell, P.Eng.
	Title:	Vice President, Engineering, International and Director

Dated: October 5, 2015

Calgary, Alberta

CANADA